Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 3 TO THE
AMENDED AND RESTATED FIVE YEAR REVOLVING CREDIT FACILITY
AGREEMENT

Dated as of January 30, 2004

AMENDMENT NO. 3 TO THE AMENDED AND RESTATED FIVE YEAR REVOLVING CREDIT FACILITY AGREEMENT among Avaya Inc., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and Citibank, N.A., as agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1)           The Borrower, the Lenders and the Agent have entered into an Amended and Restated Five Year Revolving Agreement dated as of April 30, 2003, as amended by Amendment No. 1 dated as of June 25, 2003 and Amendment No. 2 dated as of October 23, 2003 (as so amended, the “Credit Agreement”).  Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2)           The Borrower and the Required Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1.  Amendments to Credit Agreement.  (a)    Section 5.02(c) is amended in full to read as follows:

(c)           concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.08, 5.09 and, if applicable, 5.23 and (iii) setting forth, for such fiscal quarter and on a cumulative basis, the aggregate amount of Investments made in accordance with Section 5.19(x) and 5.19(xi), the aggregate principal amount of Debt assumed in accordance with Section 5.19(xi)(7) and the aggregate amount of cash consideration used to prepay or repurchase Debt in accordance with Section 5.22.

(b)           Section 5.17(ii)(B) is amended in full to read as follows:

(B)           (x) Debt outstanding on the Amendment No. 2 Effective Date, (y) Debt in an amount not to exceed the aggregate principal amount of Debt repurchased or prepaid after January 30, 2004 in accordance with the terms of this Agreement, including Debt in respect of the LYONs repurchased by the Borrower for cash in connection with the October 31, 2004 put, and (z) any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any such Debt described in this clause (B), provided that, in the case of Debt issued under clauses (y) and (z) above, (1) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (2) the direct and contingent obligors therefor shall not be changed as a result of or in connection with such reissuance, extension, refunding or refinancing and (3) such Debt shall have a maturity date no earlier than 90 days after the Maturity Date, provided further that in the case of Debt issued under clause (z) above, the principal amount of such Debt shall not be increased above the sum of (1) principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and (2) any fees and expenses in connection therewith,

(c)           Section 5.19(x) is amended in full to read as follows:

(x)            Investments in the Borrower’s Liquid Yield Option-TM- Notes due 2021 (the “LYONs”) in an aggregate amount not to exceed $455,000,000, provided that:  (1) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (2) no Advances are outstanding immediately before or immediately after making such Investment, (3) immediately before and after giving effect thereto, the Borrower has Unrestricted Domestic Cash and Marketable Securities in an aggregate amount of not less than $400,000,000 and (4) immediately after such Investment, the subject LYONs shall be cancelled; and

(d)           Section 5.19(xi) is amended in full to read as follows:

(xi)           other Investments made after the January 30, 2004 in an aggregate amount invested not to exceed $500,000,000, provided that:  (1) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (2) immediately after giving effect to the acquisition of a company or business pursuant to this clause (xi), the Borrower shall be in pro forma compliance with Section 5.08, calculated based on the financial statements most recently delivered to the Lenders pursuant to Section 5.02 and as though such acquisition had occurred at the beginning of the four-quarter period covered thereby, (3) immediately before and after giving effect thereto and to the repayment of any assumed Debt within 30 days after the consummation thereof, the Borrower has Unrestricted Domestic Cash and Marketable Securities in an aggregate amount of not less than $400,000,000, (4) immediately before and after giving effect thereto, no Advances shall be outstanding hereunder, (5) the Borrower shall have pro forma positive “Free Cash Flow” (as defined below) for the period of four fiscal quarters most recently ended, calculated based on the financial statements most recently delivered to the Lenders pursuant to Section 5.02 and as though such Investment and any repayment of any assumed Debt in connection therewith had occurred at the beginning of the four-quarter period covered thereby, (6) no single Investment shall be made for consideration of cash and/or assumed Debt in excess of

$250,000,000, (7) the Borrower shall have a pro forma ratio of Debt to Consolidated EBITDA for the period of four fiscal quarters most recently ended, calculated based on the financial statements most recently delivered to the Lenders pursuant to Section 5.02 and as though such Investment had occurred at the beginning of the four-quarter period covered thereby, of no greater that the actual ratio of Debt to Consolidated EBITDA for such period, calculated without giving effect to any Excess Assumed Debt (as defined below), provided that, notwithstanding the limitation set forth in this clause (7), the Borrower may assume Debt in excess of the amount otherwise applicable under this clause (7) (“Excess Assumed Debt”) up to an aggregate principal amount of $200,000,000 after January 30, 2004 so long as such Debt would be permitted as, and subject to the restrictions on, reissued Debt under Section 5.17(B)(z), (8) any Debt assumed in connection with such Investment (x) shall have a maturity date no earlier than 90 days after the Maturity Date or (y) shall be repaid within 30 days after the consummation thereof and (9) the Chief Financial Officer of the Borrower shall have delivered to the Lenders a certificate as to the satisfaction of the conditions set forth in clauses (1) through (8) above, including in reasonable detail the calculations necessary for determination of the calculations required by clauses (2), (3), (5) and (7) above, and certifying the total consideration to be paid for such Investment.  “Free Cash Flow” means net cash provided by (used for) operating activities minus capital expenditures minus dividends, calculated based on the financial statements delivered to the Lenders pursuant to Section 5.02.

(e)           Section 5.22 is amended in full to read as follows:

SECTION 5.22.  Prepayments, Etc. of Debt.  It will not (a) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except

(i)            the prepayment of the Loans in accordance with this Agreement;

(ii)           required repayments and redemptions of the LYONs or as otherwise permitted by Section 5.19(x); and

(iii)          the prepayment of long-term Debt (other than the LYONs) for an aggregate cash consideration after January 30, 2004 of not more than the sum of $500,000,000 plus the principal amount of any Debt assumed in connection with an acquisition and repaid within 30 days after the consummation of such acquisition, provided that (1) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (2) immediately before and after giving effect thereto, the Borrower has Unrestricted Domestic Cash and Marketable Securities in an aggregate amount of not less than $400,000,000 and (3) immediately before and after giving effect thereto, no Advances shall be outstanding hereunder, or

(b) amend, modify or change in any manner any term or condition of any Debt to shorten the maturity or amortization thereof to a date prior to December 31, 2005 or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to the Borrower.

(f)            A new Section 5.23 is added to read as follows:

SECTION 5.23.  Free Cash Flow.  It will maintain, as of the end of each period of four quarters, commencing on the earlier of (i) first date after January 30, 2004 that Debt is repurchased or prepaid in accordance with Section 5.22 and (ii) the first date after January 30, 2004 that the Borrower consummates an Investment for a total consideration of $100,000,000 or more, positive Free Cash Flow (as defined in Section 5.19(xi)).

SECTION 2.  Conditions of Effectiveness.  This Amendment shall become effective as of the date first above written when, and only when (a) the Agent shall have received counterparts of this Amendment executed by the Borrower and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment and (b) the Borrower shall have paid to the Agent any Fees and other amounts due and payable on or prior to the date hereof.

SECTION 3.  Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)           It (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (iv) has the corporate power and authority to execute, deliver and perform its obligations under this Amendment.

(b)           The execution, delivery and performance by the Borrower of this Amendment and the Loan Documents, as amended hereby, to which it is a party, and the consummation of the transactions contemplated hereby (i) have been duly authorized by all requisite corporate actions and (ii) will not (A) violate (1) any provision of any law, statute, rule or regulation (including, without limitation, the Margin Regulations) or of its certificate of incorporation or other constitutive documents or by-laws, (2) any order of any Governmental Authority or (3) any provision of any indenture, agreement or other instrument to which it is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (C) except for the Liens created under the Collateral Documents, result in the creation or imposition of any lien upon any of the properties of the Borrower or any of its Subsidiaries.

(c)           This Amendment has been duly executed and delivered by the Borrower.  This Amendment and the Credit Agreement and the Notes, as amended hereby, are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(d)           No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the due execution, delivery, recordation, filing or performance by the Borrower of this Amendment.

(e)           There are no actions or proceedings filed or (to its knowledge) investigations pending or threatened against it in any court or before any Governmental Authority or arbitration board or tribunal which question the validity, enforceability or legality of or seek damages in connection with this Amendment or the Credit Agreement and the Notes, as amended hereby, or any action taken or to be taken pursuant to this Amendment or the Credit Agreement and the Notes, as amended hereby, and no order or judgment has been issued or entered restraining or enjoining it from the execution, delivery or performance of this Amendment or the Credit Agreement and the Notes, as amended hereby, nor is there any action or proceeding which involves a probable risk of an adverse determination which would have any such effect; (ii) nor is there as of the date hereof any other action or proceeding filed or (to its knowledge) investigation pending or threatened against it in any court or before any Governmental Authority or arbitration board or tribunal which involves a probable risk of a material adverse decision which would result in a Material Adverse Effect , except as provided in the Borrower’s Annual Report on Form 10-K for the fiscal quarter ended September 30, 2003, or materially restrict the ability of it to comply with its obligations under this Amendment or the Credit Agreement and the Notes, as amended hereby.

(f)            Prior to the date hereof, the Borrower has made Investments in the Borrower’s LYONs in an aggregate amount of not more than $140,000,000.

SECTION 4.  Reference to and Effect on the Credit Agreement and the Notes.  (a)  On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each other Loan Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b)   The Credit Agreement and other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)   The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 5.  Costs and Expenses.  The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 8.04 of the Credit Agreement.

SECTION 6.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7.  Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AVAYA INC.

By	/s/ Garry K. McGuire
Title: Chief Financial Officer

CITIBANK, N.A., individually and as Agent,

By	/s/ Thomas Labergere
Name: Thomas Labergere
Title: Director

BANK ONE, NA (Main Office Chicago)

By	/s/ Dianne M. Stark
Name: Dianne M. Stark
Title: First Vice President

JPMORGAN CHASE BANK

By	/s/ Edmond DeForest
Name: Edmond DeForest
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Andreas Neumeier
Name: Andreas Neumeier
Title: Director

By	/s/ Peter Eschmann
Name: Peter Eschmann
Title: Vice President

COMMERZBANK AG, NEW YORK BRANCH

By	/s/ Robert S. Taylor, Jr.
Name: Robert S. Taylor, Jr.
Title: Senior Vice President

By	/s/ Henry Spark
Name: Henry Spark
Title: Assistant Treasurer

THE BANK OF NEW YORK

By	/s/ Ernest Fung
Name: Ernest Fung
Title: Vice President

THE BANK OF TOKYO – MITSUBISHI LTD., NEW YORK BRANCH

By	/s/ Spencer Hughes
Name: Spencer Hughes
Title: Authorized Signatory

CREDIT SUISSE FIRST BOSTON

By	/s/ Peter Chauvin
Name: Peter Chauvin
Title: Vice President

By	/s/ Alain Dauost
Name: Alain Dauost
Title: Director

HSBC BANK USA

By	/s/ Jeffrey Rothman
Name: Jeffrey Rothman
Title: Senior Vice President

THE NORTHERN TRUST COMPANY

By	/s/ Timothy J. Dunning
Name: Timothy J. Dunning
Title: Vice President – Credit Products

SUMITOMO MITSUI BANKING CORPORATION

By	/s/ Peter R. C. Knight
Name: Peter R. C. Knight
Title: Joint General Manager

WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH

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